EXHIBIT 99.6

ENTRADE INC

500 CENTRAL AVENUE

NORTHFIELD, IL 60093

September 27, 2006

Mr. Don Haidl

3420 Via Oporto

Suite 204

Newport Beach, CA 92663

Capital Direct Trust

3420 Via Oporto

Suite 204

Newport Beach, CA 92663

Mr. Corey P. Schlossmann

20130 Via Cellini

Northridge, CA 91326

Core Capital Trust IV

20130 Via Cellini

Northridge, CA 91326

Re:	(1) Acknowledgements and Agreements Related to Promissory Note Obligations dated the date hereof (“September 27, 2006 Note Agreement”), (2) Acknowledgments and Agreements Related to Lease Obligations dated the date hereof (the “September 27, 2006 Lease Agreement”) and (3) Settlement Agreement dated May 25, 2006 (the “Settlement Agreement”) by and among Don Haidl (“Haidl”), Schlossmann, the Capital Direct 1999 Trust and the Core Capital IV Trust, both California trusts (collectively, the “Trusts”), Hearthstone Properties, LLC, a California limited liability company (“Hearthstone”), Hearthstone Properties Delaware, LLC, a Delaware limited liability company (“Hearthstone Delaware”), Entrade, Inc., a Pennsylvania corporation (“Entrade”), and Public Liquidation Systems, Inc. (“PLS”) and Asset Liquidation Group, Inc. (“ALG”), both Nevada corporations, which have subsequently merged and resulted in Nationwide Auction Systems, Inc. (“Nationwide”)

Dear Messrs. Haidl and Schlossmann:

Concurrently with the execution of this letter agreement (“Letter Agreement”), Nationwide and its parent corporation Entrade Inc. (“Entrade”) have issued promissory notes: (i) to Hearthstone in the original principal amount of $1,708,591.09 (the “Hearthstone Note”) and (ii) to Schlossmann in the original principal amount of $202,650.45 (the “Schlossmann Note” and together with Hearthstone Note, the “Notes”). This Letter is intended to memorialize certain understandings related to the Notes, which are not otherwise reflected in the Notes. Capitalized term(s) not defined herein will have the meaning ascribed to such term(s) in the Notes.

As additional consideration for the transactions being entered into in connection with the Notes, the parties agree as follows:

1. Entrade has conditionally agreed to issue certain 5-year warrants to purchase restricted common shares of Entrade, with an exercise price of $0.10 per share (each, a “Warrant”) to Hearthstone and

Schlossmann, subject to the terms and conditions hereof. The form of warrant will be Entrade’s standard form of Warrant as used in its most recent round of privately placed notes and warrants, a copy of which has previously been provided to all parties.

2. With respect to the Hearthstone Note, the number of Warrants due under this Letter Agreement shall be as follows:

A.	In the event that Maker both makes (i) timely payment of all payments as set forth on Schedule 1 to the Note which are due prior to the Maturity Date and (ii) makes aggregate payments of $1,184,755 (the “ Hearthstone Prepayment Amount”) on or before the Maturity Date, then, Hearthstone shall be entitled to no Warrants under this Letter Agreement.

B.	In the event that Maker does not pay the Hearthstone Prepayment Amount on or before the Maturity Date but does timely make all scheduled payments (including any applicable cure period) under the Hearthstone Note pursuant to Schedule 1 attached to the Note prior to the Maturity Date, then on the Maturity Date, Hearthstone shall be entitled to 158,865 Warrants under this Letter Agreement.

C.	In the event that Maker fails to timely make a scheduled payment (including any applicable cure period) under the Hearthstone Note after the Maturity Date, then Hearthstone shall be entitled to an additional 11,941 Warrants under this Letter Agreement.

3. With respect to the Schlossmann Note, the number of Warrants due under this Letter Agreement shall be as follows:

A. If Maker fails to pay $178,062 on or before the Maturity Date or if Maker fails to timely make any scheduled payment (including any applicable cure period) under the Schlossmann Note, then Schlossmann shall be entitled to 20,650 Warrants under this Letter Agreement.

Any Warrants issuable hereunder shall be issued within 5 business days of the date on which Hearthstone or Schlossmann become entitled to such Warrants under this Letter Agreement.

This Letter Agreement, the September, 2006 Note Agreement and the September, 2006 Lease Agreement are all expressly conditioned upon Nationwide entering into an agreement with Schlossmann, on or before September 30, 2006 relating to the contemplated sale and transfer of Nationwide’s operations in Texas, Delaware and Georgia. If such agreement is not executed on or before such date, this Letter Agreement shall be null and void.

Sincerely,

NATIONWIDE AUCTION SYSTEMS, INC.

By:	/s/ Greg O’Neill
Greg O’Neill, President

Agreed:

HEARTHSTONE PROPERTIES, LLC.

/s/ Don Haidl
Don Haidl, Authorized Agent

/s/ Corey P. Schlossmann
Corey P. Schlossmann